EXHIBIT 8.1
            Tax Opinion of Steven C. Ryan & Associates


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                          February 21, 1997



AEROCENTURY FUND IV, INC.
1440 Chapin Avenue, Suite 310
Burlingame, California  94010


                  Re:      AEROCENTURY FUND IV, INC.
                           Our File No. CMA01-019


Gentlemen:

         You have requested our opinion as to certain federal income tax questions involved in the operation of the referenced corporation (the "Company") for use in connection with the offering of Notes of the Company ("Notes"), pursuant to the Prospectus dated February 21, 1997 (the "Prospectus").

         This opinion is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, the applicable Treasury Regulations promulgated thereunder (the "Regulations") and proposed Treasury Regulations (the "Proposed Treasury Regulations"), current administrative rulings and judicial interpretations of the foregoing, all existing as of the date of this letter. It must be emphasized, however, that all such authority is subject to modification at any time by legislative, judicial and/or administrative action and that any such modification could be applied on a retroactive basis. Future tax reform proposals including pending tax bills may have a material adverse effect upon the potential tax benefits which may be expected to be realized by operation of the Company. Even under current law, the tax treatment of the Notes and the Company involve complex legal and factual issues and will depend upon certain factual determinations, characterizations, expenditures and other matters, all or any of which may be subject to challenge and possible disallowance by the Internal Revenue Service (the "Service") upon an audit of the return of the Company.

         In rendering this opinion, we have considered the relevant professional standards. Generally speaking, counsel must consider the material tax issues in light of the facts and must fully and fairly address such issues. These relevant guidelines generally provide that we may rely upon the Company's statement of facts, and we have no responsibility to audit or independently verify those asserted facts, or assume that the Company's statement of facts cannot be relied upon, unless we have reason to believe that the relevant facts asserted by the Company are untrue, suspect or inconsistent in any material respect either on their face or on the basis of other known facts. In rendering this opinion we have relied upon the representations of the Company and those persons retained by the Company including consultants and accountants, whose opinions and representations, we have been instructed by the Company to rely on. We have also conducted various meetings, discussions and conversations with the Management of the Company regarding the Company. We have not independently

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audited or verified  those  representations  and we have  assumed that those representations of fact can be relied upon. Nothing has come to our attention in our representation of the Company that would make it unreasonable in our judgment to assume that these representations are untrue or cannot be relied upon.

         We have reviewed the following documents in connection with our Opinion:

                  (i) Registration Statement as filed with the Securities and Exchange Commission on February 21, 1997 and all exhibits thereto including without limitation, the Prospectus, the Articles of Incorporation and the amendments thereto and Bylaws of the Company and the Trust Indenture covering the Notes (the "Trust Indenture").

                  (ii)     The Minutes of the  Board of Directors
of the Company.

         As to matters of fact, we have relied upon certificates of the Company's management, public officials or other persons and other documents and have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents purporting to be copies thereof.

         In rendering this Opinion, we have assumed that: (1) each other party that has executed or will execute a document, instrument or agreement to which the Company is a party duly and validly executed and delivered each document, instrument or agreement to which such party is a signatory and that such party's obligations set forth herein are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (2) each person executing and document, instrument or agreement on behalf of any such party is duly authorized to do so; and (3) each natural person executing any instrument, document or agreement referred to herein is legally competent to do so.

         Further, we have assumed that: (1) the Company will be organized and operated in accordance with the California Corporation's Code, as adopted by and in effect in the State of California; (2) the Notes will be issued in accordance with the Trust Indenture, and the Notes will have the characteristics described in the Prospectus; (3) the factual matters and representations described in the Prospectus are true and complete; (4) there are no agreements or understanding among the parties referred to or described in the Prospectus, written or oral, and there is no usage of trade or course of prior dealings among the parties referred to or described in the Prospectus that would, in either case, define, supplement or qualify the statements contained in the Prospectus. The Income Producing Assets will generate a yield, and will maintain a residual value, sufficient to timely service and retire the Notes; and (5) the Company will not in the future take any discretionary action (including the decision not to act), under the Trust Indenture, that would result in the violation of the law or constitute breach or default under the Trust Indenture or any other agreement or conflict with any of the descriptions set forth in the Prospectus.

         The Company will not request a ruling from the Service as to any tax matters related to the herein described transactions. While the Company will receive this opinion as to certain tax matters, it is not binding upon the Service. Thus, there can be no assurance that the Service will not contest one or more of the conclusions reached herein, or one or more tax matters as to which no opinion is expressed herein, nor can there be any assurance that the Service will not prevail in any such contest. Further, even if the Service was not successful in any such contest, the Company, in opposing the Service's position, could incur substantial legal, accounting and other expenses.


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                             OPINION


         Based upon and subject to the foregoing, please be advised that the sections of the Prospectus which discuss the material tax risks and the sections of the Prospectus entitled "Certain Federal Income Tax Considerations" accurately reflect our opinion as to each of those matters set forth therein (to the extent any opinion is attributed to us). In addition, we are of the opinion that, subject to the assumptions, limitations, conditions and representations set forth in the Prospectus, the Registration Statement fairly and completely addresses the material tax aspects associated with an investment in the Notes. As more fully set forth in the Prospectus, no opinion is expressed as to a number of tax aspects since such matters are dependent upon future factual circumstances which cannot be resolved or projected at this time.


                         SCOPE OF OPINION


         The current state of the law with respect to many issues which might be raised in connection with the activities described herein is unsettled. Several of the relevant statutory provisions discussed above have been enacted only recently; few Regulations have been proposed or promulgated under these provisions, and there is little or no judicial interpretation of these provisions. Therefore, the tax consequences to the Company cannot be predicted with a high degree of assurance. Further, although the transactions contemplated by the Prospectus are prospective in nature, we are not assuming an obligation to revise or supplement this Opinion Letter for any reason.

         There is no assurance that the Service will not raise issues that have not been discussed herein. The Service may disagree with our conclusions and may be upheld by a court. The Service has indicated that it will closely scrutinize activities such as those in which the Company will be engaged, and there is a very substantial possibility that the Service will examine the Company's activities and take positions adverse to the Company.

         Except as set forth herein, we have made no independent attempts to verify the facts or representations or assumptions made herein except to the extent we deem reasonable under applicable rules of professional conduct and in connection with our position as counsel to the Company. Where we render an opinion "to the best of our knowledge" or concerning an item that "has come to our attention" or our opinion otherwise refers to knowledge it means a conscious awareness of facts or other information based upon: (1) an inquiry of attorneys within this firm; (2) receipt of a certificate executed by the Company covering such matters; or (3) such other actual investigation, if any, that we specifically set forth herein, Reference to "us" or "our" is limited to a reference to the lawyer who signs this Opinion letter or any lawyer of this firm who has been actively involved in preparing the Registration Statement.

         The opinions expressed in this letter are based solely upon the information and representations set forth above and we have not attempted, nor deemed it necessary, to verify independently the relevant or pertinent facts or representations. If there have been any misstatements of a fact or omissions of any material facts, or any amendment or change in any document referred to herein, please notify us, since any misstatement, omission or change may affect all or part of this letter.

         This firm consents to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to this firm contained in the Registration Statement. In giving such consent, we do not concede that

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we come within the category of persons  whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

         No opinion is expressed with respect to federal or state securities laws, state and local taxes, and federal income tax issues other than those discussed herein, or any other federal or state laws not explicitly referred to or discussed herein.


                             Very truly yours,

                             /s/ Stephen C. Ryan & Associates


                             STEPHEN C. RYAN & ASSOCIATES


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